EXHIBIT 23.2

Chang G. Park, CPA, Ph. D. t 2667 CAMINO DEL RIO SOUTH PLAZA B t SAN DIEGO t CALIFORNIA 92108 t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480 t E-MAIL changgpark@gmail.com t

January 7, 2010

To Whom It May Concern:

The firm of Chang G. Park, CPA  consents to the inclusion of our report of December 21, 2009 on the audited financial statements of Omega Water Corp. as of November 30, 2009, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board